HEALTHCARE REALTY

Carla Baca

Financial Communications Analyst

P 615.269.8175

www.healthcarerealty.com

NEWS RELEASE

HEALTHCARE REALTY TRUST ANNOUNCES NEW $700 MILLION UNSECURED

REVOLVING CREDIT FACILITY

NASHVILLE, Tennessee, October 19, 2011 — Healthcare Realty Trust Incorporated (NYSE:HR) announced it has entered into a $700 million unsecured revolving credit facility, which replaces the previous $550 million facility. The new facility matures October 14, 2015 and may be extended for an additional year at the Company’s option. The facility is currently priced at 1.50% over LIBOR, with a 0.35% facility fee, and is subject to other terms and conditions customary for loans of this nature. The Company’s previous credit facility was priced at 2.80% over LIBOR with a 0.40% facility fee.

The new facility includes a syndicate of 17 banks and is led by Wells Fargo Bank, National Association, as Administrative Agent, with JPMorgan Chase Bank, N.A., as Syndication Agent and Barclays Bank PLC, Credit Agricole Corporate and Investment Bank, and Bank of America, N.A. as Co-Documentation Agents.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $2.7 billion in 216 real estate properties and mortgages as of June 30, 2011, excluding assets classified as held for sale and including an investment in one unconsolidated joint venture. The Company’s 203 owned real estate properties, excluding assets classified as held for sale, are located in 28 states and total approximately 13.4 million square feet. The Company provides property management services to approximately 9.2 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” and as may be updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.